Exhibit 99.1

Stamford, CT

To my colleagues, our customers and shareholders,

I would like to let you know that I am fighting colon cancer and am currently undergoing chemotherapy. I have been tolerating the treatment well and have been able to work leading our company substantially as normal. I expect to continue to do so. I have discussed my diagnosis, treatment and approach with our Board of Directors and they are very supportive.

In Jean-Francois Turgeon, Ed Flynn and their teams, we have strong leaders in place for our business lines and I believe that our company will continue to move forward together. We are committed to management continuity and ensuring that we have established appropriate, orderly succession plans should the need arise. In that regard, the Board has adopted a plan whereby should I be unable or unwilling to continue to serve as CEO, the Board will appoint an interim CEO of Tronox for as long as it takes to identify and select a permanent replacement for me. The Board is in the process of identifying several candidates for the interim CEO position and will choose from those available if and when it becomes appropriate.

I will, of course, let you know if my health condition changes. I feel particularly committed to fight this fight not only for my family, friends and love of life generally, but also because I am optimistic that the company is fighting through the worst of times and I believe better times are ahead. I want to get there with all of you. In the meantime, I appreciate your support and wish to thank our employees for the amazing work they do for our company every day.

Tom